Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2022, with respect to the consolidated financial statements of Permian Resources Corporation (formerly known as Centennial Resource Development, Inc.), and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

September 8, 2022